Exhibit 99.2
PHARMION AND METHYLGENE REPORT PRELIMINARY DATA FOR MGCD0103 AT THE 43rd
AMERICAN SOCIETY OF CLINICAL ONCOLOGY (ASCO) ANNUAL MEETING
HDAC INHIBITOR MGCD0103 DEMONSTRATES SUBSTANTIAL RESPONSE RATE IN TWO CLINICAL TRIALS
40% Response Rate and 45% Disease Control Rate in Single-Agent Phase II Trial in Refractory or
Relapsed Hodgkin’s Lymphoma Patients
30% Response Rate (37% at Relevant Active Doses) in Phase I/II Combination Trial with Vidaza® in
MDS and AML Patients
     CHICAGO, Ill. June 2, 2007 - Pharmion Corporation (NASDAQ:PHRM) and MethylGene Inc. (TSX:MYG) today announced preliminary Phase II and Phase I/II data for their lead oncology product candidate, MGCD0103, a novel, isotype-selective histone deacetylase (HDAC) inhibitor which showed significant anti-tumor activity in patients with Hodgkin’s lymphoma, Myelodysplastic Syndromes and acute myelogenous leukemia. The data were presented Saturday at the 43rd American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago.
Hodgkin’s Lymphoma (Trial 010)
Data presented show an objective complete and partial response rate of 40 percent and a disease control rate of 45 percent in a population of patients that had relapsed disease or were refractory (unresponsive) to all previous treatments, including, in many cases, bone marrow transplantation. Overall, 75 percent of patients experienced a reduction in tumor size, with 60 percent experiencing a tumor reduction of greater than 30 percent.
“It is striking that single-agent therapy with MGCD0103 achieved such impressive objective clinical responses in this population,” said Anas Younes, M.D., principal investigator and Professor of Medicine and Director, Clinical Investigation and Translational Research in the Department of Lymphoma/Myeloma, M.D. Anderson Cancer Center. “No approved therapies exist for patients suffering from Hodgkin’s lymphoma that has progressed following transplantation. With a novel mechanism of action and an oral route of administration, MGCD0103 would be a welcome and desirable addition to the Hodgkin’s lymphoma armamentarium.”
The data were presented as part of a clinical symposium titled, “Breaking the Silence of the Genome: HDAC Inhibitors,” which focused on the progress and potential of this emerging therapeutic category. The HDACs are enzymes that mediate histone deacetylation, an epigenetic form of gene regulation that may silence tumor suppressor genes, thereby promoting tumor growth. MGCD0103 is an orally-administered, selective HDAC inhibitor, which targets specific class I HDAC isotypes. Preclinical data suggest that these HDAC isotypes are important in cancer biology and, consequently, such selective HDAC inhibitors may have increased efficacy and reduced toxicity compared to non-selective inhibitors.
Myelodysplastic Syndrome (MDS) and Acute Myelogenous Leukemia (AML) (Trial 005)
Data presented in a poster session by Guillermo Garcia-Manero, M.D., principal investigator, Associate Professor of Medicine and Chief, Section of Myelodysplastic Syndromes, Department of Leukemia, M.D. Anderson Cancer Centre, demonstrated that combination treatment with MGCD0103 and Vidaza® (azacitidine for injection) resulted in a 30 percent response rate for all patients, and a 37 percent response rate in the active dose ranges previously reported. Of the 37 patients in this trial, eleven patients (two MDS patients and nine AML patients) experienced objective clinical responses. In addition, the combination therapy showed good pharmacodynamic properties and acceptable safety in these patients.
“MGCD0103 and Vidaza are two epigenetic agents that have demonstrated single-agent activity in AML and MDS,” said Dr. Garcia-Manero. “In this study we found that these agents can be given together, and that the resulting clinical activity is better than expected from each agent alone.”
“We are very encouraged by the single-agent activity to date in our Hodgkin’s lymphoma trial. These patients have progressive disease after receiving multiple prior therapies and there are currently no approved alternative treatments available to them,” said Donald F. Corcoran, President and Chief Executive Officer of MethylGene. “In addition, the responses in our Vidaza-MGCD0103 combination trial are consistent with our earlier data. The data from these two ongoing trials have given us potential direction for registrational trials and/or larger randomized trials which we expect to commence planning for soon.”
”These two studies, which represent surprising single agent activity, as well as a very encouraging combination effect with Vidaza, increase our enthusiasm for epigenetic intervention in cancer and the potential for MGCD0103,” said Patrick J. Mahaffy, President and Chief Executive Officer of Pharmion Corporation.
Clinical Trial Details
“A Phase II Study of MGCD0103, a Novel Oral Isotype-Selective Histone Deacetylase (HDAC) Inhibitor in Patients with Relapsed or Refractory Hodgkin Lymphoma” (Abstract #8000, Trial 010). Oral, monotherapy treatment with MGCD0103 demonstrated substantial anti-tumor activity in patients with relapsed or refractory Hodgkin’s lymphoma. In this study, patients were given MGCD0103 as a single-agent three times per week for four weeks (one cycle) at a starting dose of 110mg. The objectives of this study are to determine the response and disease control rates, as well as safety, toxicity and pharmacodynamic markers. As of May 2007, 22 patients were enrolled and, of these, 20 were evaluable for response analysis.
All patients enrolled in this study had prior chemotherapy ranging from two to nine prior therapies with the median being four. In addition, 59 percent of enrolled patients had prior radiation treatment and 86 percent had prior autologous bone marrow transplant. Overall, eight patients showed objective responses (two complete responses and six partial responses) and nine experienced stable disease (one patient beyond six months) resulting in a response rate of 40 percent and a disease control rate (CR+PR+SD≥ 6 months) of 45 percent in this highly-refractory or relapsed population. In total, 75 percent of patients experienced reduction in tumor size; 60 percent experienced tumor reduction greater than 30 percent. Fifty percent of patients remained on treatment for four or more cycles.
Fatigue and gastrointestinal side effects were the most common adverse effects and dose modification was effective in many of these patients. HDAC inhibition of 20 percent or more was demonstrated in 78 percent of the eleven patients tested. Subsequent studies, expected to be disclosed later this year, are planned, including consideration of registrational opportunities as a single-agent and/or in combination with other agents in this patient population. Enrollment continues and treatment is ongoing in five patients. This trial is expected to complete enrollment by the end of this year.
"A Phase I/II Study of the Oral Isotype-Selective Histone Deacetylase (HDAC) Inhibitor MGCD0103 in Combination with Azacitidine in Patients with High-Risk Myelodysplastic Syndrome (MDS) or Acute Myelogenous Leukemia (AML)” (Abstract #7062, Trial 005). The objectives of this study include determining response rates, maximum tolerated dose, safety, tolerability, pharmacokinetics and the degree of inhibition of the target enzyme.
A total of 37 patients were evaluated for activity and 30 of these patients received doses for which clinical activity had previously been documented (MGCD0103 doses of 60mg, 90mg and 110mg). Seventy-eight percent of patients, with their median age being 67 years, had prior chemotherapy. Eleven patients experienced objective clinical responses resulting in a 30 percent response rate for all patients, and a 37 percent response rate in the active dose ranges previously reported. Six of the 11 responders are continuing treatment, with their mean duration on study being about five cycles (approximately five months). Nine responses were seen in AML patients and two in MDS patients. Dose-limiting toxicities were gastrointestinal in nature. The maximum tolerated dose (MTD) was initially determined to be 110mg; however, upon patient treatment expansion at this dose, the MTD was re-evaluated and enrollment continued at starting doses of 90mg three times per week, with Vidaza dosed as labeled. Pharmacokinetic data for the two agents in combination is similar to either drug alone. The responses are summarized as: five complete responses (CR), five complete responses with incomplete peripheral count recovery (CR-i) and one partial response (PR). Significant HDAC activity inhibition was seen in most patients.

Enrollment is ongoing and expected to be complete by year end. Subsequent studies are planned including potentially larger randomized trials in either or both patient populations (MDS and AML).
About Hodgkin’s Lymphoma
Hodgkin’s lymphoma (HL) is a cancer of the lymphatic system that begins in the lymph nodes and progresses to other organs, including the lungs, liver, bone and bone marrow. It is characterized by the presence of Reed-Sternberg cells. Currently, there is no known cause of the disease, but the Epstein-Barr virus, HIV and familial history are known risk factors. The disease is slightly more prevalent in men than women, and the median age is 38. Approximately 151,000 cases of HL exist in the U.S., and an estimated 8,000 new cases of HL will be diagnosed this year in the U.S.
About Myelodysplastic Syndromes (MDS) and Acute Myelogenous Leukemia (AML)
Myelodysplastic syndromes are a serious and life-threatening group of diseases in which the bone marrow does not function normally, resulting in the production of malformed or immature blood cells. The disease begins when a defect occurs in the genetic material (chromosomes) of one of the stem cells in the bone marrow. That stem cell in turn produces cells that carry the defect. The defective cells eventually predominate in the bone marrow and overwhelm healthy blood cells. These defective cells are less able to produce functioning blood cells, which results in low blood cell counts (cytopenias) in the bloodstream.
Without enough healthy blood cells – red, white and platelets – people with MDS are at risk for a variety of symptoms and complications including anemia, weakness, fatigue, infection and bleeding. Bone marrow failure results in death from bleeding and infection in the majority of patients, while transformation from MDS to acute myelogenous leukemia (AML) occurs in up to 40 percent of patients. The highest incidence of MDS is in patients over 60 years of age.
According to the Aplastic Anemia and MDS International Foundation, approximately 10,000-30,000 new cases of MDS are diagnosed each year in the United States, although it is difficult to accurately determine the incidence because MDS is not a disease for which the Centers for Disease Control and Prevention (CDC) mandates reporting of cases.

About MethylGene
MethylGene Inc. (TSX:MYG) is a publicly-traded biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for cancer. The Company focuses on some of the most promising areas of oncology such as histone deacetylase (HDAC) and kinase inhibitors. The Company’s lead product is MGCD0103, an oral isotype-selective HDAC inhibitor presently in multiple clinical trials for solid tumors and hematological malignancies, including Phase II monotherapy and Phase I/II combination trials with Vidaza and Gemzar®. MGCD265 is an oral kinase inhibitor targeting the c-Met, Tie-2, Ron and VEGF receptor tyrosine kinases. In addition, MethylGene has several preclinical HDAC programs in non-oncology indications such as fungal infections (clinical candidate MGCD290 in combination with azoles to overcome resistance) and Huntington’s disease. The company also has a beta-lactamase program to overcome antibiotic resistance. MethylGene’s development and commercialization partners include Pharmion Corporation, Taiho Pharmaceutical, Merck and EnVivo Pharmaceuticals. Please visit our website at www.methylgene.com.
About Pharmion
Pharmion is a biopharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic drug, Vidaza, a DNA demethylating agent. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.
Investor Relations Contacts:

MethylGene Inc.
Rhonda Chiger	Donald F. Corcoran
Rx Communications Group, LLC	President & CEO
Phone: 917-322-2569	MethylGene Inc.
rchiger@rxir.com	Phone: 514-337-3333 ext. 373

Pharmion Corporation
Breanna Burkart	Anna Sussman
Director, Investor Relations and Corporate Communications	Director, Investor Relations and Corporate Communications
Pharmion Corporation	Pharmion Corporation
Phone: +1 720.564.9144	Phone: +1 720.564.9143

Tara May
On-site Media Contact
Phone: +1 303.646.7832

Certain statements contained in this news release, other than statements of fact that are independently verifiable at the date hereof, may constitute forward-looking statements. Such statements, based as they are on the current expectations of management of MethylGene, inherently involve numerous risks and uncertainties, known and unknown, many of which are beyond MethylGene’s control. These risks and uncertainties could cause future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such results, performance or achievements include, but are not limited to, the timing and effects of regulatory action; the continuation of collaborations; the results of clinical trials; the timing of enrollment or completion of clinical trials; the success, efficacy or safety of MGCD0103, MGCD265 or MGCD290; the ability to scale up, formulate and manufacture sufficient GMP, clinical or commercialization quantities of MGCD0103, MGCD265 or MGCD290, and the relative success or the lack of success in developing and gaining regulatory approval and/or market acceptance for any compound or new product including MGCD0103, MGCD265 or MGCD290. Such risks include, but are not limited to, the impact of general economic conditions, economic conditions in the pharmaceutical industry, changes in the regulatory environment in the jurisdictions in which MethylGene does business, stock market volatility, fluctuations in costs, expectations with respect to our intellectual property position and our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others, changes in the competitive landscape including changes in the standard of care for the various indications in which MethylGene is involved, and changes to the competitive environment due to consolidation, as well as other risks, which you are urged to read, as described in MethylGene’s Annual Information Form for the fiscal year ending December 31, 2006, under the heading ‘risk factors,’ the final prospectus filed on February 23, 2007, and all other documents filed by the Company that can be found at www.sedar.com. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements. The reader should not place undue reliance on the forward-looking statements included in this presentation. These statements speak only as an update on the date they are made and MethylGene is under no obligation to revise such statements as a result of any event, circumstance or otherwise except in accordance with law.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including summary statements relating to interim or preliminary results of clinical trials involving MGCD0103. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the final results to differ significantly from the results summarized by such statements. Some of the clinical trials described in this release are being conducted by independent investigators and Pharmion does not control and cannot predict the final results of those trials. Top line or preliminary results may not be confirmed upon full analysis of the detailed results of a trial and additional information relating to the safety, efficacy or tolerability of MGCD0103 may be discovered upon further analysis of clinical trial data and upon review and analysis of data from other clinical trials. Additional risks and uncertainties relating to Pharmion and its business can be found in the “Risk Factors” section of Pharmion’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, its Annual Report on Form 10-K for the year ended December 31, 2006 and in Pharmion’s other filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Pharmion also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.